Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Senior Director

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – August 5, 2008 – Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the second quarter ended June 30, 2008.

Revenues for the quarter ended June 30, 2008 were $30.4 million, compared to $29.3 million for the comparable period in 2007. The increase from 2007 to 2008 was primarily due to an acceleration of revenue recognition as a result of the development term of our collaboration with GlaxoSmithKline, Inc. (GSK) concluding on October 27, 2008. This increase was partially offset by the completion of revenue recognition associated with our collaboration with Daiichi Sankyo Company Limited for our Mineralocorticoid Receptor program and the exclusion of revenue as a result of the sale of 80.1% of our former subsidiary Artemis Pharmaceuticals GmbH in 2007.

Research and development expenses for the quarter ended June 30, 2008 were $68.9 million, compared to $56.3 million for the comparable period in 2007. The increase from 2007 to 2008 primarily reflected the increased development expenses associated with the maturation and advancement of our pipeline through phase 3 clinical trial start-up activities, the initiation of various phase 1 and phase 2 clinical trials, and expanded enrollment in our ongoing clinical trials.

General and administrative expenses for the quarter ended June 30, 2008 were $10.2 million, compared to $11.2 million for the comparable period in 2007. The decrease from 2007 to 2008 was primarily due to the allocation of general corporate costs (such as facilities costs) to research and development, which primarily reflected the growth of the research and development function compared to the general and administrative function.

Net loss for the quarter ended June 30, 2008 was $45.1 million, or $0.43 per share, compared to $28.6 million, or $0.29 per share, for the comparable period in 2007. The increase in net loss from 2007 to 2008 was primarily due to the increase in the research and development activity described above.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle), and restricted cash and investments totaled $189.8 million at June 30, 2008, compared to $299.5 million at December 31, 2007.

Q2 2008 Highlights

•

Announced that the development term of the company’s six-year discovery and development collaboration with GSK will successfully conclude on October 27, 2008, as scheduled. GSK previously selected XL880 and will be able to choose one additional compound until November 2008 from among XL184, XL281, XL228, XL820, and XL844. Exelixis will have the right to develop and commercialize compounds not selected by GSK, either alone or in collaboration with partners.

•

Presented seven abstracts at the American Society of Clinical Oncology (ASCO) annual meeting. These included reports on three clinical trials of XL647 (three abstracts), two clinical trials of XL880 (GSK089) (two abstracts), and one clinical trial each of XL184 (one abstract) and XL765 (one abstract).

•

Reported preliminary phase 1 data from an ongoing trial of XL228 in patients with chronic myelogenous leukemia (CML) or Philadelphia chromosome-positive acute lymphocytic leukemia (Ph+ALL) who are resistant to, or intolerant of, the approved BCR-ABL inhibitors imatinib and dasatinib. The data were presented in a poster session at the 13th Congress of the European Hematology Association.

•

Entered into an agreement with Deerfield Management, a leading healthcare investment organization and significant Exelixis stockholder, to provide Exelixis with up to $150.0 million in financing through a flexible financing facility. The funds can be drawn at any time through December 4, 2009. Exelixis is under no obligation to draw on the facility and can terminate the facility agreement without penalty at any time. Funds drawn will be repayable five years after signing of the facility agreement and can be repaid in shares of Exelixis common stock, subject to certain restrictions, or cash at any time during the term of the agreement.

Recent Developments

•

Initiated a phase 3 registration trial of XL184 as a potential treatment for medullary thyroid cancer (MTC). Recently, Exelixis and the U.S. Food and Drug Administration reached agreement on the phase 3 registration trial via the Special Protocol Assessment process. Exelixis has also discussed the trial design with European regulatory agencies.

•

Notified GSK that the company has achieved proof-of-concept for XL184 under the collaboration agreement between GSK and Exelixis and submitted the corresponding data report to GSK. Under the agreement, GSK has until October 22, 2008 to review the data and decide whether to exercise its option to select the compound for further development. If XL184 is selected, Exelixis would earn a $55.0 million milestone, which would be creditable against outstanding amounts under a loan agreement with GSK, and potentially would receive commercialization milestones, royalties on product sales, and, under certain circumstances, an option to co-promote in North America.

•

Announced that Frances K. Heller will be joining the company as its Executive Vice President of Business Development. In this position, Ms. Heller will leverage more than 15 years of pharmaceutical and biopharmaceutical industry experience to lead business development activities for the company’s rapidly advancing pipeline of compounds for the treatment of cancer and other serious diseases. Most recently, she was Head of Strategic Alliances at Novartis Institutes for Biomedical Research (NIBR), the global research organization for Novartis AG.

“With the conclusion of the GSK collaboration, we will soon know the ownership of the compounds in our pipeline. This knowledge will allow us to manage our pipeline thoughtfully, prioritize the pipeline, develop some of the compounds, and partner others. The Deerfield arrangement gives us a significant degree of financial flexibility that will allow us to optimize our decision-making process regarding potential partnerships, relatively unconstrained by the currently difficult financing environment,” said George A. Scangos, PhD, President and Chief Executive Officer of Exelixis. “Finally, the initiation of our phase 3 trial for XL184, the wealth of positive clinical data we presented at ASCO, the fact that nine of our compounds have either demonstrated clinical activity or shown good target modulation in human tumors, and six of our compounds are moving forward with partners, highlight the impressive progress and quality of our pipeline, and of our R&D and Clinical Development groups.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s second quarter ended June 30, 2008 financial results as well as a general update on the company’s financial position and business, including its development pipeline and corporate strategy, during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Tuesday, August 5, 2008. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb, Genentech, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: the timing of a potential compound selection and milestone payment by GlaxoSmithKline; the future development and potential efficacy of Exelixis’ compounds; attainment of knowledge as to ownership of compounds in the Exelixis pipeline; Exelixis’ financial flexibility; and potential partnerships. Words such as “will,” “would,” “continue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; Exelixis’ need for additional capital; Exelixis’ ability to enter into new collaborations and continue existing collaborations; timely receipt of potential milestones and royalties under Exelixis’ collaborative agreements; Exelixis’ ability to adequately protect its intellectual property; and changes in economic and business conditions. These and other risk factors are discussed under Risk Factors and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended June 27, 2008, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Contract	$16,757	$16,378	$35,381	$31,544
License	13,655	12,881	22,974	25,851

Total revenues	30,412	29,259	58,355	57,395

Operating expenses:
Research and development	68,869	56,306	134,842	106,516
General and administrative	10,228	11,183	18,919	22,394
Amortization of intangible assets	—	72	—	144

Total operating expenses	79,097	67,561	153,761	129,054

Loss from operations	(48,685)	(38,302)	(95,406)	(71,659)
Other income (expense):
Interest income and other, net	1,471	3,284	3,984	6,878
Interest expense	(1,254)	(1,004)	(2,215)	(2,031)

Total other income	217	2,280	1,769	4,847

Loss before noncontrolling interest in Symphony Evolution, Inc.	(48,468)	(36,022)	(93,637)	(66,812)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	3,344	7,460	7,239	14,049

Net loss	$(45,124)	$(28,562)	$(86,398)	$(52,763)

Net loss per share, basic and diluted	$(0.43)	$(0.29)	$(0.82)	$(0.55)

Shares used in computing basic and diluted net loss per share	105,340	96,976	105,166	96,694

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2008	December 31, 2007 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$189,845	$299,530
Working capital	$39,620	$150,898
Total assets	$316,621	$412,120
Stockholders’ equity	$5,867	$72,081

(1)	Derived from the audited consolidated financial statements.

(2)	These amounts include investments held by Symphony Evolution, Inc. of $22.4 million and $30.9 million and restricted cash and investments of $5.7 million and $7.2 million as of June 30, 2008 and December 31, 2007, respectively.

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